LinkTronix

LinkTronix has developed a magnetic smart outlet that can significantly reduce electrical injuries, save energy, and improve the daily lives of consumers.

Invest

Deadline December 1, 2021
in 2 months

Unit Price
$2.50

Total Raised
$0

Valuation
$2,500,000

4(a)(6) offering provided by Netcapital Funding Portal Inc. Security transfer functionality provided by Netcapital Systems LLC.

INTRODUCTION

The wall outlet has not evolved in over a century. Yesterday's outlet is an exposed electrical hazard that can cause **unintended** injury. The existing, outdated outlet has limited ability to stop/restrict the flow of electricity.

Aligning the elongated prongs to fit perfectly into the outlet is hardly ideal. Think of all the hard to reach spots in a household that regularly obstruct your path. Everyday items such as:

- Entertainment center
- Nightstand
- Couch
- Work bench

Current safety outlet covers can easily become lost and are inconvenient to replace after continual use. Most appliances consume excess energy while being plugged in and not in use!

TESTIMONIALS



Kevin Harrington
Original "Shark" on Shark tank / Advisor

"LinkTronix is the next step in smart home evolution"



Steve Mandell
Chairman & CEO, Gameplan Entertainment / Advisor

“We have a real opportunity to change the world”

PROBLEM

Outdated & Lack of Safety

Electrical Safety Foundation International reported that there are approximately **2400 children** a year treated in the ER for injuries pertaining to electrical outlets.

The electrical outlet and connection has had very limited development in nearly a century. There are not enough safety mechanisms to prevent **unnecessary harm** and **risk** from exposed electrical connections. With limited advanced safety mechanisms, any simple protrusion can be inserted into existing outlets and cause an undesired result.

National Fire Protection Agency (NFPA) reported:

problem1



2015 Emergency Room Visits
Associated with Electrical Outlets
by Type of Injury
All other, 38%
Electrical burns to finger or hand, 33%
Electrical shock, 23%
Other electrical burns, 6%

problem2



2015 Emergency Department Visits
Related to Electrical Outlets
by Age of Victim Compared to Population
100%
80%
60%
40%
20%
0%
Percent of population
Percent of injuries
6%
27%
17%
29%
77%
44%
Under 5 years old
5 to 17 years old
18 years or older

Inconvenient & Inefficient

Households have many outlets, with many being in inconvenient locations. Behind couches, entertainment units, under desks, and high up on walls. Aligning the prongs in these situations can be difficult and frustrating.

Current outlets draw unnecessary power to idle devices. Wasting energy, taking money right out of your pocket. Why are smart capabilities limited to only a few products?

The Department of Energy states that 10% of your power bill is considered wasted energy. All those devices or appliances plugged in that are not being utilized still draw energy!

Yesterday's Outlets

- Higher risk for injury/death
- Inconvenient to use
- Can only be used manually as user plugs in/out
- Bulky, difficulty aligning prongs
- Consumes excess energy, costing homeowners money

> **"Almost all electrical injuries are accidental and often, preventable."**
>
> *- National Center for Biotechnology Information*

—

SOLUTION

solution1


LinkTronix
Sleek modern design, enhancing technology and software, that allows for safer connections, convenient use, and monitoring of consumption
next generation connection
Double Safety Mechanism
Securing Magnet
No live connection while not in use; meaning, less injuries from shock and more control of electrical current.
Energy Efficient
Double Safety Mechanism

LinkTronix is a convenient, low profile magnetic wall outlet that has the opportunity to change lives for the better.

The opportunity to protect the lives of our loved ones, improve day to day tasks for people with dexterity issues, and save money that doesn't need to be spent, is right in front of us!

- Creates a safer space by having an outlet that doesn't have exposed energy
- Patented advanced **double relay safety mechanism** reduces possible shock hazards
- Our electronic throttle control saves money and energy by providing a more accurate energy supply
- Slim modern design
- Smart capabilities for remote use. Software integrated outlet compatibility with smartphones. No more **unnecessary** powering to devices that aren't in use!
  - Real time data on energy usage

solution2

	Built in Smart capabilities	Advanced safety mechanisms	Magnetic connection	Electronic throttle control
Lutron	No	No	No	No
Eaton	Yes	No	No	No
Hubble	Yes	No	No	No
Legrand	Yes	No	No	No
Leviton	Yes	No	No	No
LinkTronix	Yes	Yes	Yes	Yes

BUSINESS MODEL

LinkTronix is raising capital to develop a market ready product. With material costs being relatively inexpensive, capital will be geared toward the expertise of our engineering team.

We plan to utilize our strategic contacts to enter the retail space, as well as the world of e-commerce platforms. Companies such as:

- Amazon
- Home Depot
- Walmart
- Lowe's
- Ace Hardware

With smart capabilities, we aim to monetize the data that the Magnetic Smart Outlet gathers to energy companies.

> "Smart plug market size expected to reach $20.84 billion by 2028, expanding at a CAGR of 36.2% from 2021-2028."
>
> *- Million Insights*

MARKET

Total Housing Units in the U.S.

market


198,000,000
TAM
Housing Units + Commercial Space
140,000,000
SAM
Housing Units
9,200,000
SOM
Housing Units w/ children ages 3-5

- Reonomy, a leading provider of commercial real estate insights, estimates there are 58 million commercial properties across the U.S. The U.S. Census reports there are 140 million housing units, totaling **198 million** total spaces between the two!
- A 2019 report from Statista revealed there are about **9.2 million** family households with children between three and five years of age living in the household.

LinkTronix has a tremendous opportunity to provide an innovative product to a wide array of demographics. From elderly people with dexterity issues to young families with children, our goal is to provide an innovative, safe solution. Protect people, improve the efficiency of daily tasks, and save hard earned money.

Price Points

Outlets vary in price, ranging anywhere from $3-$75+, depending on several factors:

- Number of prongs
- Volts & Amps
- Smart-outlet features
- Child-safety options

We aim to position ourselves competitively in the market. Many people, families, and businesses could benefit from LinkTronix. Our goal is to make our Magnetic Wall Outlet accessible to the masses.

SUCCESS TO DATE

- Proof of concept prototype built
- Patent issued, #10615548
- Featured on Fox 13 Tampa Bay
- Additions of Kevin Harrington & Steve Mandell to our team

PRESS

Fox 13 News

- Firefighter develops safer electrical outlet

TEAM



Steve Pink
Founder & CEO

A young small hometown entrepreneur working hard to make a positive change in the world. Being a Father of twin 5 year old's and a new infant, he understands the potential hazards involved with electrical outlets. "As a parent danger is ever present in all directions. This affords peace of mind and one less danger to worry about." -Steve Pink

Working as a firefighter/ EMS provider for 15 years, Steven is no stranger to stressful environments. Being able to perform at a high level making critical life saving decisions has helped mold his decision making process. Steve has a BAS in Public Safety Administration. Which gives him an understanding of organizational structure. He is a dedicated firefighter, strong leader, and family man. He is ready to revolutionize, upgrade, and make a space for all to live their daily lives easier, safer, and greener.



Kevin Harrington
Advisor

Harrington has been a successful entrepreneur since the early 80s, he's known as an original "Shark" on the TV show, Shark Tank. He is also the Inventor of the Infomercial, As Seen On TV Pioneer, Co-Founder of the Electronic Retailers Association and Co-Founding board member of the Entrepreneurs' Organization.



Steve Mandell
Advisor

Mandell is an Entertainment Attorney that specializes in representation, sponsorship, licensing, and brand development. Steve has been associated with major high profile brands and product development for retail distribution and develops branded programs with major corporate endorsement and sponsorships.

USE OF PROCEEDS

If the offering's maximum amount of $250,000 is raised:

Use	Value	% of Proceeds
Product development	$100,000	40.0%
Patent work	$15,000	6.0%
Tooling and Molding	$122,750	49.1%
Intermediary fees	$12,250	4.9%

TERMS

This is an offering of Common Units, under registration exemption 4(a)(6), in Marste, LLC , doing business as LinkTronix. This offering must raise at least $10,000 by December 1, 2021 at 10:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. LinkTronix may issue additional securities to raise up to $250,000, the offering's *maximum*.

$0 raised

$10,000 minimum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

1,100,000 units
× $2.50 per unit

$2,750,000 implied valuation

FINANCIALS

LinkTronix's official name is Marste, LLC , so that's the name that appears in the statements below.

Income statement

Balance sheet

Cash flow statement

Change in equity statement

Executive certification

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- Facebook

UPDATES

Oct 1, 2021 • Primary offering of 100,000 units at $2.50

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